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                                                                EXHIBIT 5.1


                          [INTIMATE BRANDS LETTERHEAD]


May 21, 1996

Intimate Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230

Re:     Securities Act of 1993 Form S-8 Registration Statement for
        The Intimate Brands, Inc. 1995 Stock Plan for Non-Associate Directors

Ladies and Gentlemen:

I have acted as counsel for Intimate Brands, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 70,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), under the Intimate Brands, Inc. 1995 Stock Plan for Non-Associate Directors (the "Plan"), which Common Stock is being registered pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Act").

I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock issued or to be issued under the terms of the Plan will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 and 23.2 to the Registration Statement. By giving such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

INTIMATE BRANDS, INC.


By:  /s/ Samuel P. Fried
     ------------------------
     Samuel P. Fried
     General Counsel